Exhibit 10.12

HONEYWELL INTERNATIONAL INC. SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN FOR EXECUTIVES IN
CAREER BAND 6 AND ABOVE
(Amended and Restated Effective January 1, 2009)

ARTICLE I
PURPOSE

     The purpose of the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above is to provide certain Executives and their Beneficiaries with monthly retirement income benefits under all defined benefit deferred compensation plans maintained by the Company that are at least equal to the benefits that would have been payable had such Executives been covered by the Retirement Program and the Supplemental Pension Plan (as defined herein) throughout their Credited Service (as defined herein) with the Company.

     To the extent required to determine benefits under this Plan, the terms and provisions of the Pension Plans and the Supplemental Pension Plan shall be deemed to be incorporated by reference.

     The Plan as amended and restated effective January 1, 2009 applies to a participant who (i) has any portion of a Supplemental Benefit that accrues on or after January 1, 2005, (ii) has any portion of a Supplemental Benefit that accrued prior to January 1, 2005 but was vested on or after December 31, 2004, or (iii) has an increase in the value of any subsidy with respect to Grandfathered Benefits payable upon retirement before the Pension Plan’s normal retirement date that accrues or increases as a result of service after December 31, 2004. The Plan preceding this amendment and restatement applies to a participant not described in clause (iii) of the preceding sentence whose entire Supplemental Benefit accrued and vested before January 1, 2005 (“Grandfathered Benefit”).

ARTICLE II
DEFINITIONS

2.1 "Beneficiary" or "Beneficiaries" means the person or persons designated as a Participant's joint or contingent annuitant and/or beneficiary, if any, under the applicable Pension Plan(s).

2.2 "Board" means the Board of Directors of Honeywell International Inc.

2.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.4 "Committee" means the Management Development and Compensation Committee of the Company's Board of Directors.

2.5 "Common Stock" means the common stock of Honeywell International Inc. or such other stock for which such common stock may be exchanged as a result of a split-up, recapitalization, reclassification or other corporate restructuring.

2.6 "Company" means Honeywell International Inc. and its subsidiaries and successors.

2.7 "Credited Service" means years of service with the Company for which credit would be given under the terms of Pension Plans for benefit accrual purposes.

2.8 “Earliest Retirement Date” means the earliest date as of which the participant would be eligible to commence the receipt of his Retirement Program benefit, whether or not he elects to commence receipt of such Pension Plan benefit as of such date.

2.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10 "Executive" means an individual employed by the Company in Career Band 6 or above as of the individual's termination of employment or retirement date, as applicable.

2.11 "Participant" means an individual eligible for benefits under this Plan in accordance with Article III.

2.12 "Plan" means the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above.

2.13 "Pension Plan" means any defined benefit plan (within the meaning of Code Section 414(j)), other than the Pittway Retirement Plan or such other defined benefit plan that may be designated by the Committee from time to time, that is subject to the provisions of Code Section 401(a) and that covers salaried employees of the Company, including, without limitation, the Retirement Program.

2.14 “Retirement Program" means the portion of the Honeywell International Inc. Retirement Earnings Plan applicable to participants in Allied Signal Inc. Retirement Program (Provisions Relating to Allied Salaried Employees), as the same may be amended or referred to from time to time, and any successor provisions of such plan.

2.15 “Separation from Service Date” means the date on which the Participant’s separation from service with Honeywell and its subsidiaries and affiliates occurs within the meaning of Section 409A of the Code. A Participant’s Separation from Service Date occurs when the facts and circumstances indicate that Honeywell and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the Participant’s employment by Honeywell and its subsidiaries and affiliates).

2.16 “Specified Employee” means any Participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or his delegate), is a specified employee under Section 409A of the Code, as determined by the Vice President, Compensation and Benefits or his delegate, which determination of “specified employees” and identification date shall be made by the Vice President, Compensation and Benefits or his delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

2.17 "Supplemental Benefit" means the benefit described in Section 4.1 of the Plan.

2.18 "Supplemental Pension Plan" means the Honeywell International Inc. Supplemental Pension Plan, as the same may be amended from time to time, and any successor plan.

ARTICLE III
PARTICIPATION

3.1 Eligibility - In General. Participation in the Plan shall be limited to those Executives who have earned Credited Service under a Pension Plan other than the Retirement Program. Notwithstanding the previous sentence, no Executive who has entered into any individual agreement or arrangement with the Company concerning retirement benefits shall be entitled to any benefit under Article IV except to the extent otherwise expressly provided in such agreement or arrangement.

3.2 Status at Termination/Retirement Date. No benefits shall be payable under the Plan if on the date of such individual's termination of employment or retirement date, as applicable, the Executive (a) is not employed by the Company in a Career Band 6 or above position, (b) is entitled to any severance benefits payable under the Honeywell Key Employee Severance Plan or under any other contract, agreement or arrangement between the Executive and Honeywell Inc. (or its successors or affiliates) that are attributable to any "change in control" of Honeywell Inc. in 1999 as defined in such Plan or other contracts, agreements or arrangements, or (c) is a participant in the Retirement Earnings Plan portion of the Honeywell Retirement Earnings Plan.

ARTICLE IV
BENEFITS

4.1 Amount of Benefit. Subject to the terms of this Article IV, a Participant shall receive a monthly Supplemental Benefit. The monthly Supplemental Benefit shall be determined by comparing (a) the sum of the monthly retirement benefits (normal or early) actually payable to the Participant under the Pension Plan(s) and the Supplemental Pension Plan (as applied to the applicable Pension Plan(s)) in accordance with the form of payment applicable to the Participant, and (b) the sum of the monthly retirement benefits (normal or early) that would be payable to the

Participant under the Retirement Program and the Supplemental Pension Plan (as applied to the Retirement Program) if all of the Participant's Credited Service had been earned solely under the Retirement Program in accordance with the form of payment applicable to the Participant. The monthly Supplemental Benefit shall equal the amount, if any, by which (b) exceeds (a) for the applicable monthly period.

4.2 Payment and Form of Benefit. The following rules shall be used in determining the time and form of payment for a Participant’s Supplemental Benefit:

      (a) Except as otherwise provided in this Section 4.2, the Actuarial Equivalent value of a Participant’s Supplemental Benefit shall be paid in a single lump sum payment as of the first day of the month following 105 days after the later of the Participant’s Separation from Service Date or Earliest Retirement Date.

      (b) A Participant who was provided a payment election for his Supplemental Benefit prior to January 1, 2009 other than a Participant described in clause (c) and who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the Participant under the Retirement Program other than annuity forms with a level income option. Such payments will begin as of the first day of the month following 105 days after the later of the Participant’s Separation from Service Date or Earliest Retirement Date. If a Participant fails to elect an annuity payment form by the required date, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

      (c) A Participant who is listed on Schedule A of the Plan shall have his Supplemental Benefit paid or begin to be paid as of the date indicated on Schedule A in the payment form elected by such Participant; provided that a Participant who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the Participant under the Retirement Program other than annuity forms with a level income option. If a Participant fails to elect an annuity payment form, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

      (d) A Participant who is entitled to a Supplemental Benefit and whose Separation from Service Date and Earliest Retirement Date both occurred before July 1, 2009 (other than a Participant described in clause (c)) shall receive his Supplemental Benefit as of July 1, 2009, with the form of payment determined in accordance with clause (1) or (2) as applicable.

      (e) A Participant’s Supplemental Benefit shall include an estimate of any Credited Service or compensation (such as during a severance period or bridge leave of absence) following the Participant’s benefit commencement date that is required to be taken into account in calculating a Participant’s Supplemental Benefit. In no event shall Honeywell be required to recalculate or otherwise true up the Supplemental Benefit actually paid.

      (f) Notwithstanding any provision of this Section 4.2 to the contrary, payment to a Participant under all supplemental defined benefit pension plans shall begin at the same time and in the same form of payment to the extent such payments relate to the same period of Credited Service.

      (g) Notwithstanding any provision of this Section 4.2 to the contrary, if a Participant is a Specified Employee at his Separation from Service Date and payment under this Section 4.2 is required to be made or commence within the 6-month period following his Separation from Service Date, such payment shall be delayed if it is to be made in a single lump sum payment or accumulated if it is to be made in an annuity until the earlier of the first day of the seventh month following the Separation from Service Date or the first day of the month following the Participant’s death, with no interest or earnings accruing on the delayed payments.

4.4 Death and Disability Benefits. As more fully described in Section 4.1, this Plan provides benefits only for Executives who are receiving early or normal retirement benefits under a Pension Plan. The Plan does not provide pre-retirement death benefits, disability benefits or any other type of ancillary benefits that may be available under the Retirement Program or the applicable Pension Plan.

ARTICLE V
ADMINISTRATION

5.1 Plan Administrator. The Plan Administrator and "named fiduciary" for purposes of ERISA shall be the Senior Vice President-Human Resources and Communications of the Company (or any senior officer of the Company succeeding to the principal responsibilities of such officer). The Plan Administrator shall have the authority to appoint one or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA.

5.2 Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants, actuaries or other persons (who may be employees of the Company) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; to prepare and distribute to Participants information explaining the Plan; to prescribe procedures to be followed by Participants and Beneficiaries filing applications for benefits; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan

Administrator shall be entitled to rely on the records of the Company in determining any Participant's entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

5.3 Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator and his delegates from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

5.4 Records. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan. All resolutions, proceedings, acts and determinations of the Plan Administrator shall be recorded by the Plan Administrator and such records, together with any documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the Plan Administrator.

5.5 Information from Participants. Each Participant shall be required to furnish to the Plan Administrator, in the form prescribed by it, such personal data, affidavits, authorizations to obtain information, and other information as the Plan Administrator may deem appropriate for the proper administration of the Plan.

5.6 Reliance. The Plan Administrator and its delegates shall be entitled to rely upon all valuations, certificates and reports furnished by any actuary or accountant selected by the Plan Administrator or any delegate and upon all opinions given by any legal counsel selected by the Plan Administrator or any delegate. The Plan Administrator and its delegates shall be fully protected with respect to any action taken or suffered by their having relied in good faith upon such actuary, accountant or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and their Beneficiaries.

5.7 Compensation and Expenses. Unless authorized by the Board, neither the Plan Administrator nor its delegates shall be compensated for service in such capacity, but shall be reimbursed for reasonable expenses incident to the performance of such duties.

5.8 Claims Procedures and Appeals. Any claim or appeal under this Plan shall be subject to the following rules:

      (a) Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by a Participant when a written request is made by the claimant or the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

      (b) The Plan Administrator shall provide notice in writing to any Participant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the Participant's claim or, if special circumstances require, and the Participant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the Participant's claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

          (i) set forth the specific reasons for the denial of benefits;

          (ii) contain specific references to Plan provisions relative to the denial;

           (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator; and

           (iv) advise the Participant that any appeal of the Plan Administrator's adverse determination must be made in writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

      (c) If the Participant fails to appeal the Plan Administrator's denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Plan Administrator's determination shall become final and conclusive.

      (d) If the Participant appeals the Plan Administrator's denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant, or his or her duly authorized representative, may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

      (e) The Plan Administrator shall advise the Participant and such individual's representative of its decision, which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay.

ARTICLE VI
PLAN AMENDMENT OR TERMINATION

6.1 Right to Amend. The Company shall have the right at any time to amend the Plan. No such amendment shall have the effect specified in Section 6.3.

6.2 Right of the Company to Terminate Plan. The Company intends and expects that from year to year it will be able to and will deem it advisable to continue this Plan in effect. Subject to the provisions of Section 6.3, the Company reserves the right to terminate the Plan at any time.

6.3 Restrictions on Amendment or Termination. No amendment or termination of the Plan shall be made which would adversely affect any Participant's benefit under this Plan (determined in accordance with the terms of the applicable Pension Plans and Supplemental Pension Plans in effect on the day immediately preceding such amendment or termination) or that would adversely affect the benefit that is being paid to any person at the time of such amendment or termination. The prohibitions of this Section 6.3 shall apply notwithstanding any legal right or ability of the Company to amend or terminate this Plan.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1 No Assignment of Benefit. No benefit under the Plan, nor any other interest hereunder of any Participant or Beneficiary shall be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind, and the Plan Administrator shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law and except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

7.2 No Implied Rights to Employment. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company and any employee or to be a consideration for or condition of employment of any person. No provision of the Plan shall be deemed to give any employee the right to continue in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time without regard to the effect which such discharge might have upon the employee's participation in the Plan or benefits under it.

7.3 Unsecured General Creditor. Benefits payable under this Plan shall be general, unsecured obligations of the Company. The Company shall not be required to set aside funds for the payment of its obligations hereunder. However, the Company may, in its sole discretion, establish funds for the payment of its obligations hereunder. In such case, however, no Participant or Beneficiary shall have any title to or beneficial ownership in any assets which the Company may earmark to pay benefits hereunder. Any such funds shall remain assets of the Company and subject to the claims of its general creditors. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

7.4 Employment with More than One Company. If any Participant shall be entitled to benefits under a Pension Plan on account of service with more than one business of the Company, the obligations under this Plan shall be apportioned among such Company businesses on the basis of service with each.

7.5 Effect of Adverse Determination. Notwithstanding any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includible in the taxable income of any Participant, then the amounts so determined to be includible in income shall be distributed in a lump sum to such Participant as soon as practicable.

7.6 Payment of Benefits. If the Plan Administrator determines that a person entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Company to make payments to the Participant's legal representative or to a relative or other person for the Participant's benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment of a benefit in accordance with the provisions of this Section 7.6 shall be complete discharge of any liability to make such payment.

7.7 Effectuation of Intent. In the event it should become impossible for the Company or the Plan Administrator to perform any act required by the Plan, the Company or Plan Administrator may perform such other act as it in good faith determines will most nearly carry out the intent and purposes of the Plan.

7.8 Headings. The headings of Articles and Sections of this Plan are for convenience of reference only, and in case of conflict between any such headings and the text of this Plan, the text shall govern.

7.9 Copy of Plan. An executed copy of the Plan shall be available for inspection by any Executive or other person entitled to benefits under the Plan at reasonable times at the offices of the Company.

7.10 Rules of Construction. Masculine pronouns used herein shall refer to men or women or both and nouns and pronouns when stated in the singular shall include the plural and when stated in the plural shall include the singular, wherever appropriate.

7.11 Governing Law. This Plan and its provisions shall be construed in accordance with the laws of the State of Delaware to the extent such Delaware law is not inconsistent with the provisions of ERISA.

7.12 Severability. If any provision of this Plan is held invalid, the invalidity shall not affect other provisions of the Plan which can be given effect without the invalid provision, and to this end the provisions of this Plan shall be severable.

7.13 Expense of Administration. The reasonable expenses incident to the operation of the Plan shall be paid by the Company.

7.14 Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and his heirs, executors, administrators and legal representatives.

7.15 Compliance with Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

SCHEDULE A

NAME	PAYMENT DATE
D. FLATT	11/1/09
T. WEIDENKOPF	1/1/11